Exhibit 3.43

Delaware	PAGE 1
The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED ARE TRUE AND CORRECT COPIES OF ALL DOCUMENTS ON FILE OF “OCTAVIUS/LINQ INTERMEDIATE HOLDING, LLC” AS RECEIVED AND FILED IN THIS OFFICE.

THE FOLLOWING DOCUMENTS HAVE BEEN CERTIFIED:

CERTIFICATE OF FORMATION, FILED THE TWENTIETH DAY OF SEPTEMBER, A.D. 2013, AT 4:46 O’CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE AFORESAID CERTIFICATES ARE THE ONLY CERTIFICATES ON RECORD OF THE AFORESAID LIMITED LIABILITY COMPANY, “OCTAVIUS/LINQ INTERMEDIATE HOLDING, LLC”.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State AUTHENTICATION: 1670598 DATE: 09-04-14

5402659 8100H
141141764

You may verify this certificate online
at corp. delaware.gov/authver.shtml

State of Delaware Secretary of State Division of Corporations Delivered 05:14 PM 09/20/2013 FILED 04:46 PM 09/20/2013 SRV 131113316 - 5402659 FILE

STATE of DELAWARE

LIMITED LIABILITY COMPANY

CERTIFICATE of FORMATION

First: The name of the limited liability company is Octavius/Linq Intermediate Holding, LLC

Second: The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400 in the City of Wilmington. Zip code 19808. The name of its Registered agent at such address is Corporation Service Company

Third: (Use this paragraph only if the company is to have a specific effective date of dissolution: “The latest date on which the limited liability company is to dissolve is                                              .”)

Fourth: (Insert any other matters the members determine to include herein.)

In Witness Whereof, the undersigned have executed this Certificate of Formation this 19 day of September, 2013.

By:	/s/ Michael Cohen
Authorized Person (s)

Name:	Michael Cohen